EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 16, 2008, with respect to the statements of condition including the related portfolio schedules of Great International Firms Portfolio, Series 33, Morgan Stanley U.S. Multinational 50 Index Portfolio, Series 25 and Global Water Portfolio 2008-4 (included in Van Kampen Unit Trusts, Series 794) as of September 16, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-152467) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
September 16, 2008